 SC 13D/A 1 buxton-mallinsc13da_051421.htm BUXTON-MALLINCKRODT SC 13D/A#12

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

Under the Securities Exchange Act of 1934
(Amendment No. 12)*

Mallinckrodt plc
(Name of Issuer)

Ordinary shares, par value $0.20 per share
(Title of Class of Securities)

G5785G107
(CUSIP Number)

The Buxton Helmsley Group, Inc. 1185 Avenue of the Americas, Floor 3 New York, N.Y. 10036-2600 Tel.: +1 (212) 561-5540
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
January 31, 2022
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G5785G107	SCHEDULE 13D	Page 2 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Buxton Helmsley Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Michigan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
3,434,800
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
3,434,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,434,800
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.1%[1]
14	TYPE OF REPORTING PERSON (See Instructions)
HC, CO

__________________

1 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 3 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
The Buxton Helmsley Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Michigan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
3,434,800
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
3,434,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,434,800
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.1%[2]
14	TYPE OF REPORTING PERSON (See Instructions)
CO, IA

__________________

2 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 4 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Alexander Parker
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
3,434,800
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
3,434,800
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,434,800
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.1%[3]
14	TYPE OF REPORTING PERSON (See Instructions)
HC, IN

__________________

3 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 5 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Valerii Mansurov
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
620,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
620,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
620,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.7%[34]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

4 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 6 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Thomas Gitter
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Wisconsin
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
498,137
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
498,137
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
498,137
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.6%[8]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

5 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 7 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vladimir Kovalenko
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
370,183
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
370,183
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
370,183
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.4%[5]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

6 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 8 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Kharkov Aleksandr Sergeevich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
265,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
265,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
265,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.3%[6]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

7 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 9 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Elena Tsygankova
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
228,000
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
228,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
228,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.3%[7]
14	TYPE OF REPORTING PERSON (See Instructions)
IA, IN

__________________

8 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 10 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Daniliuk Kirill Vladimirovich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
193,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
193,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
193,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2%[9]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

9 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 11 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
James Paul Carey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Ohio
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
180,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
180,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
180,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2%[18]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

10 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 12 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
James Jonathan Josey
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
168,600
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
168,600
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
168,600
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2%[13]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

11 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 13 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Roman Dontsov Valentinovich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
135,212
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
135,212
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
135,212
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2%[10]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

12 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 14 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Zavolozhin Sergey Vladimirovich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
130,430
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
130,430
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
130,430
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2%[24]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

13 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 15 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Victor Pardo
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
123,705
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
123,705
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
123,705
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[26]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

14 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 16 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Alexey Evgeneevich Ilinykh
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
121,388
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
121,388
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
121,388
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[36]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

15 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 17 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Alexey Isaev
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
121,347
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
121,347
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
121,347
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[11]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

16 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 18 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Alexander Koch
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
120,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
120,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
120,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[12]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

17 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 19 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Kimberly Tully
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
110,961
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
110,961
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
110,961
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[16]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

18 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 20 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Edgard Gafurov
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
106,512
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
106,512
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
106,512
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[15]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

19 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 21 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Pradeep Vasudeva Kadambi
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
101,900
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
101,900
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
101,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[14]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

20 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 22 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Israel Larrondo
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Spain
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
94,628
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
94,628
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
94,628
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[32]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

21 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 23 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Joan I. Barry Revocable Trust (Dtd. 12/13/13)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
93,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
93,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
93,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[17]
14	TYPE OF REPORTING PERSON (See Instructions)
OO

__________________

22 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 24 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Victor Viktorovich Borodaenko
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
88,651
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
88,651
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
88,651
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[42]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

23 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 25 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Janice J. O'Connor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
84,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
84,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
84,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[19]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

24 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 26 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Yushenkova Olga Petrovna
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
77,699
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
77,699
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
77,699
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[21]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

25 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 27 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Denis Baykin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
77,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
77,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
77,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[40]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

26 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 28 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vanik Petrosian
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
74,300
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
74,300
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
74,300
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[22]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

27 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 29 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Richard Barry
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
72,285
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
72,285
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
72,285
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[23]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

28 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 30 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Igor Gnativ
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
66,651
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
66,651
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
66,651
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[38]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

29 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 31 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Alex Peter Wounlund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Denmark
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
66,016
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
66,016
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
66,016
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[27]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

30 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 32 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Carleen Walsh
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
64,654
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
64,654
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
64,654
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[35]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

31 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 33 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Mary Dunne
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
64,347
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
64,347
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
64,347
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[31]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

32 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 34 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Aleksandr Aleksandrovich Morozov
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
61,499
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
61,499
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
61,499
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[43]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

33 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 35 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Andrew Gruber
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Massachussets
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
60,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
60,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[20]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

34 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 36 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ryzhov Evgenii Nikolaevich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
56,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
56,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
56,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[41]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

35 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 37 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Chris Tichenor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Kentucky
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
54,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
54,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
54,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[25]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

36 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 38 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Oksana Dmitrievna Trofimova
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
50,547
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
50,547
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
50,547
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[44]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

37 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 39 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Aleksei Chernyshev
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
50,020
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
50,020
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
50,020
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[39]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

38 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 40 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
David Lamb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Oregon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
47,632
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
47,632
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
47,632
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[33]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

39 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 41 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Aleksei Gudz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
45,106
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
45,106
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
45,106
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[45]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

40 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 42 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Petr Hoferek
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
45,100
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
45,100
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
45,100
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[28]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

41 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 43 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
John V. Barry Revocable Trust (Dtd. 12/13/13)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
44,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
44,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
44,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%[29]
14	TYPE OF REPORTING PERSON (See Instructions)
OO

__________________

42 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 44 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Vadim Anatolievich Osetrov
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
42,168
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
42,168
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
42,168
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%[46]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

43 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

CUSIP No. G5785G107	SCHEDULE 13D	Page 45 of 45 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Nepiyvoda Kirill Nikolaevich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [X] (b) [ ]
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)
PF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Russia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
26,000
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
26,000
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
26,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%[30]
14	TYPE OF REPORTING PERSON (See Instructions)
IN

__________________

44 Based upon 84,722,432 shares of Ordinary shares, par value $0.20 per share ("Shares"), of Mallinckrodt plc. (the "Issuer") outstanding as of September 24, 2021, as reported in the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 2, 2021.

This Amendment No. 12 to Schedule 13D ("Amendment No. 12") amends and supplements the Schedule 13D originally filed with the Securities and Exchange Commission by the Reporting Persons on March 5, 2021 (the "Schedule 13D") relating to the Ordinary shares, par value $0.20 per share (the "Shares"), of Mallinckrodt plc (the "Issuer"). Except as specifically provided herein, this Amendment No. 12 does not modify any of the information previously reported on the Schedule 13D. Capitalized terms used but not otherwise defined in this Amendment No. 12 shall have the meanings ascribed to them in the Schedule 13D.

Item 1.	Security and Issuer

Item 1 of Schedule 13D is hereby amended and restated in its entirety to read as follows:

This Schedule 13D is being filed with respect to common shares issued by Mallinckrodt plc, whose principal executive offices are at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland.

Item 2.	Identity and Background

Item 2 of Schedule 13D is hereby amended and restated in its entirety to read as follows:

(a)

This Schedule 13D is being filed jointly pursuant to that certain Joint Filing Agreement filed herewith as Exhibit 99.1 by:

•        Buxton Helmsley Holdings, Inc. ("Holdings")

•        The Buxton Helmsley Group, Inc. ("Buxton")

•        Alexander Parker ("Parker") and

•        The individual persons and entities listed below (collectively, the "Individual Members"):

o   Valerii Mansurov

o   Thomas Gitter

o   Vladimir Kovalenko

o   Kharkov Aleksandr Sergeevich

o   Elena Tsygankova

o   Daniliuk Kirill Vladimirovich

o   James Paul Carey

o   James Jonathan Josey

o   Roman Dontsov Valentinovich

o   Zavolozhin Sergey Vladimirovich

o   Victor Pardo

o   Alexey Evgeneevich Ilinykh

o   Alexey Isaev

o   Alexander Koch

o   Kimberly Tully

o   Edgard Gafurov

o   Pradeep Vasudeva Kadambi

o   Israel Larrondo

o   Joan I. Barry Revocable Trust (Dtd. 12/13/13)

o   Victor Viktorovich Borodaenko

o   Janice J. O'Connor

o   Yushenkova Olga Petrovna

o   Denis Baykin

o   Vanik Petrosian

o   Richard Barry

o   Igor Gnativ

o   Alex Peter Wounlund

o   Carleen Walsh

o   Mary Dunne

o   Aleksandr Aleksandrovich Morozov

o   Andrew Gruber

o   Ryzhov Evgenii Nikolaevich

o   Chris Tichenor

o   Oksana Dmitrievna Trofimova

o   Aleksei Chernyshev

o   David Lamb

o   Aleksei Gudz

o   Petr Hoferek

o   John V. Barry Revocable Trust (Dtd. 12/13/13)

o   Vadim Anatolievich Osetrov

o   Nepiyvoda Kirill Nikolaevich

Together with Holdings, Buxton, and Parker, the Individual Members comprise a group within the meaning of Section 13(d)(3) of the Act.

(b)	The business address of Holdings, Buxton, and Parker is 1185 Avenue of the Americas, Floor 3, New York, N.Y. 10036-2600. Information regarding the Individual Members is set forth on Schedule A.

(c)	Buxton is the wholly-owned subsidiary of Holdings, a parent holding company. Buxton is a private asset management and financial services firm and a registered investment advisor. Buxton holds the Shares reported in this Schedule 13D in the accounts of Buxton's discretionary clients. Parker is the sole control person of both Buxton and Holdings. Parker holds the title of Director at Holdings and Senior Managing Director at Buxton. There are no other directors, officers, or control persons at Holdings or Buxton. Information regarding the Individual Members is set forth on Schedule A.

(d)	During the last five years, neither Holdings, Buxton, Parker, nor any of the Individual Members have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, neither Holdings, nor the Individual Members, have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and became subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Buxton and Parker were involved in an adversary proceeding filed against them by the Issuer (Mallinckrodt Plc. v. The Buxton Helmsley Group, Inc. and Alexander E. Parker, Adv Proc. No. 21-505242), as part of the Issuer's Chapter 11 proceedings (Mallinckrodt plc, et al., Case No. 20-12522), for which an injunction (the "Injunction") was issued by the United States Bankruptcy Court for the District of Delaware (the "Court"), enjoining certain activities of Buxton, Parker, and "any person or entity" (with no limitation) deemed by Issuer's directors or management as "acting in concert", whether "directly or indirectly" (Injunction, § 6). Those enjoined activities include, for example, the calling of an extraordinary general meeting of the Issuer's shareholders/members, nomination of directors or officers as part of any general meeting of the shareholders/members, casting votes in any general meeting of the shareholders/members to "remove" or "replace" directors of the Issuer (the Injunction, § 1(e), "any action seeking to remove, replace ... any directors or officers of any Debtor"), submission of shareholder proposals to be "acted upon" by shareholders/members as part of a general meeting (the Injunction, § 1(c), "any steps to ... propose any matters to be acted upon by Mallinckrodt shareholders"), solicitation of proxies, any litigation against the Issuer or its officers and/or directors, among other restrictions of activities covered by that Injunction, requested by the Issuer and ordered by the Court.

(f)	Holdings and Buxton are Michigan corporations. Parker is a citizen of the United States of America. The citizenship of each Individual Member is set forth on Schedule A.

Item 3.	Source and Amount of Funds or Other Considerations

Item 3 of Schedule 13D is hereby amended and restated in its entirety to read as follows:

1,429,266

Funds for the purchase of the Shares reported herein were derived from available working capital of Buxton. Buxton purchased 510,936 Shares of the Issuer in open market purchases between January 12, 2021 and March 1, 2021 for a total of $162,503.38. Buxton also purchased an additional 1,429,266 Shares of the Issuer in open market purchases during the sixty (60) days preceding this amendment, for a total of $225,190.10. Buxton made other purchases of the Shares previously, also via available working capital.

The Reporting Persons collectively may be deemed to be the beneficial owner of, in the aggregate, 8,534,478 Shares. For the Individual Members, other than Elena Tsygankova, the Joan I. Barry Revocable Trust (Dtd. 12/13/13), and the John V. Barry Revocable Trust (Dtd. 12/13/13), whose funding for the Shares was derived from available working capital, the source of funding for the Shares was personal funds of the respective Individual Member.

Item 4.	Purpose of Transaction

Item 4 of Schedule 13D is hereby amended and restated in its entirety to read as follows:

The Reporting Persons reserve the right, consistent with applicable law, to (i) acquire additional Shares and/or other equity, debt, notes, instruments or other securities (collectively, "Securities") of the Issuer (or its affiliates) in the open market or otherwise; (ii) dispose of any or all of their Securities in the open market or otherwise; and (iii) engage in any hedging or similar transactions with respect to the Securities. The Reporting Persons may engage in discussions with management or the Board of Directors of the Issuer concerning the business, operations, management, and future plans of the Issuer. Depending on various factors, including the Reporting Persons' financial position and investment strategy, the price of the Shares, conditions in the securities markets, and general economic and industry conditions, the Reporting Persons may in the future take such actions they deem appropriate and lawful.

On January 31, 2022, the Reporting Persons sent a letter via email (the "January 31, 2022, Letter to the Issuer re: Interest Disclosure") to the Issuer. The January 31, 2022, Letter to the Issuer re: Interest Disclosure, is filed herewith as Exhibit 99.2 to the Amendment No. 12.

On January 31, 2022, the Reporting Persons sent a letter via email (the "January 31, 2022, Letter to the Issuer re: Additional Violation") to the Issuer. The January 31, 2022, Letter to the Issuer re: Additional Violation, is filed herewith as Exhibit 99.3 to the Amendment No. 12.

On January 25, 2022, the Reporting Persons sent a letter via email (the "January 25, 2022, Letter to the Issuer") to the Issuer. The January 25, 2022, Letter to the Issuer, is filed herewith as Exhibit 99.4 to the Amendment No. 12.

On January 19, 2022, the Reporting Persons sent a letter via email (the "January 19, 2022, Letter to the Issuer") to the Issuer. The January 19, 2022, Letter to the Issuer, is filed herewith as Exhibit 99.5 to the Amendment No. 12.

On January 15, 2022, the Reporting Persons sent a letter via email (the "January 15, 2022, Letter to the Issuer") to the Issuer. The January 15, 2022, Letter to the Issuer, is filed herewith as Exhibit 99.6 to the Amendment No. 12.

On November 12, 2021, the Reporting Persons sent a letter via email (the "November 12, 2021, Letter to the Resigning Senior Vice President of Finance") to the Issuer's Resigning Senior Vice President of Finance. The November 12, 2021, Letter to the Resigning Senior Vice President of Finance, is filed herewith as Exhibit 99.7 to the Amendment No. 12.

On November 12, 2021, the Reporting Persons sent a letter via email (the "November 12, 2021, Letter to the Issuer") to the Issuer. The November 12, 2021, Letter to the Issuer, is filed herewith as Exhibit 99.8 to the Amendment No. 12.

On November 5, 2021, the Reporting Persons sent a letter via email (the "November 5, 2021, Letter to the Issuer") to the Issuer. The November 5, 2021, Letter to the Issuer, is filed herewith as Exhibit 99.9 to the Amendment No. 12.

On November 5, 2021, the Reporting Persons sent a letter via email (the "November 5, 2021, Letter to the Issuer's Counsel") to the Issuer. The November 5, 2021, Letter to the Issuer's Counsel, is filed herewith as Exhibit 99.10 to the Amendment No. 12.

On October 22, 2021, the Reporting Persons sent a letter via email (the "October 22, 2021, Letter to the U.S. Securities and Exchange Commission") to the U.S. Securities and Exchange Commission. The October 22, 2021, Letter to the U.S. Securities and Exchange Commission, is filed herewith as Exhibit 99.11 to the Amendment No. 12.

On October 22, 2021, the Reporting Persons sent a letter via email (the "October 22, 2021, Letter to the Issuer") to the Issuer. The October 22, 2021, Letter to the issuer, is filed herewith as Exhibit 99.12 to the Amendment No. 12.

On October 14, 2021, the Reporting Persons sent a letter via email (the "October 14, 2021, Letter") to the Issuer, with direct address to the Issuer's Irish legal counsel, Arthur Cox. The October 14, 2021, Letter is filed herewith as Exhibit 99.13 to the Amendment No. 12.

On September 14, 2021, the Reporting Persons sent a letter via email (the "September 14, 2021, Letter") to the Issuer. The September 14, 2021, Letter is filed herewith as Exhibit 99.14 to the Amendment No. 12.

On August 17, 2021, the Reporting Persons sent a letter via email (the "August 17, 2021, Letter") to the Issuer. The August 17, 2021, Letter is filed herewith as Exhibit 99.15 to the Amendment No. 12.

On August 5, 2021, the Reporting Persons sent a letter via email (the "August 5, 2021, Letter") to the Issuer. The August 5, 2021, Letter is filed herewith as Exhibit 99.16 to the Amendment No. 12.

On August 3, 2021, the Reporting Persons sent a letter via email (the "August 3, 2021, Letter") to the Issuer. The August 3, 2021, Letter is filed herewith as Exhibit 99.17 to the Amendment No. 12.

On July 7, 2021, the Reporting Persons sent a letter via email (the "July 7, 2021, Letter") to the Issuer. The July 7, 2021, Letter is filed herewith as Exhibit 99.18 to the Amendment No. 12.

On June 1, 2021, the Reporting Persons sent a letter via email (the "June 1, 2021, Letter") to the Issuer. The June 1, 2021, Letter is filed herewith as Exhibit 99.19 to the Amendment No. 12.

On May 20, 2021, the Reporting Persons sent a letter via email (the "May 20, 2021, Letter") to the Issuer. The May 20, 2021, Letter is filed herewith as Exhibit 99.20 to the Amendment No. 12.

On March 10, 2021, the Reporting Persons sent a letter via email (the "March 10, 2021, Letter") to the Issuer. The March 10, 2021, Letter is filed herewith as Exhibit 99.21 to the Amendment No. 12.

Item 5.	Interest in Securities of the Issuer

Item 5 of Schedule 13D is hereby amended and restated in its entirety to read as follows:

(a)	As of the time of this filing, Holdings, Buxton, and Parker own 3,434,800 Shares of the Issuer, or a 4.1% ownership interest of the Issuer's Shares. Information regarding the Individual Members is set forth on Schedule B. Collectively, Holdings, Buxton, Parker, and the Individual Members own 8,534,478 Shares or a 10.1% ownership interest of the Issuer's Shares.

(b)

Number of Shares as to which such person has:

(i) Sole Voting Power:

Each of Holdings, Buxton, and Parker has the sole power to vote or direct the vote over 0 Shares.

(ii) Shared Voting Power:

Holdings has the shared power to vote or direct the vote over 3,434,800 Shares.

Buxton has the shared power to vote or direct the vote over 3,434,800 Shares.

Parker has the shared power to vote or direct the vote over 3,434,800 Shares.

(iii) Sole Dispositive Power:

Each of Holdings, Buxton, and Parker has the sole power to dispose or direct the disposition of 0 Shares.

(iv) Shared Dispositive Power:

Holdings has the shared power to dispose or to direct the direct the disposition of 3,434,800 Shares.

Buxton has the shared power to dispose or to direct the direct the disposition of 3,434,800 Shares.

Parker has the shared power to dispose or to direct the direct the disposition of 3,434,800 Shares.

Information regarding the voting and dispositive power of the Individual Members is set forth on Schedule B.

(c)

The following table sets forth all transactions with respect to the Shares effected during the past sixty (60) days by any of the Reporting Persons, inclusive of any transactions effected through 4:00p.m., New York City time, on January 31, 2022.  Except as otherwise noted below, all such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.

Reporting Person	Date	Shares	Price of Security
Edgard Gafurov	2022-01-31	10000	0.15
Buxton	2022-01-31	189990	0.13904
Victor Viktorovich Borodaenko	2022-01-28	17848	0.144
Kimberly Tully	2022-01-28	2800	0.159
Kimberly Tully	2022-01-26	2800	0.1595
Buxton	2022-01-26	55503	0.16972
Kimberly Tully	2022-01-26	3000	0.133
Kimberly Tully	2022-01-26	500	0.154
Kimberly Tully	2022-01-26	110	0.159
Buxton	2022-01-25	62000	0.1699
Buxton	2022-01-25	230503	0.1749
Kimberly Tully	2022-01-25	6490	0.17
Israel Larraondo Perez	2022-01-25	1764	0.17
Israel Larraondo Perez	2022-01-25	2857	0.171
Buxton	2022-01-24	404639	0.16328
Buxton	2022-01-24	68129	0.1600
Israel Larraondo Perez	2022-01-24	100	0.17
Israel Larraondo Perez	2022-01-24	2900	0.17
Israel Larraondo Perez	2022-01-24	5000	0.15
Zavolozhin Sergey Vladimirovich	2022-01-24	749	0.20
Zavolozhin Sergey Vladimirovich	2022-01-24	601	0.19
Buxton	2022-01-21	15900	0.152
Buxton	2022-01-21	205779	0.152
Buxton	2022-01-21	25835	0.1131
Buxton	2022-01-21	18400	0.152
Buxton	2022-01-21	13000	0.152
Zavolozhin Sergey Vladimirovich	2022-01-21	246	0.14
Buxton	2022-01-20	13742	0.11
Buxton	2022-01-20	5000	0.11
Zavolozhin Sergey Vladimirovich	2022-01-20	7897	0.15
Zavolozhin Sergey Vladimirovich	2022-01-20	631	0.16
Buxton	2022-01-18	20000	0.1037
Buxton	2022-01-14	-3726	0.117
Buxton	2022-01-14	-700	0.1189
Zavolozhin Sergey Vladimirovich	2022-01-14	5306	0.15
Buxton	2022-01-13	-251	0.118
Thomas Gitter	2022-01-13	20000	0.111
Thomas Gitter	2022-01-13	5000	0.1086
Thomas Gitter	2022-01-13	20000	0.1154
Buxton	2022-01-12	-39848	0.1054
Buxton	2022-01-12	-8300	0.1068
Buxton	2022-01-12	-1000	0.1092
Buxton	2022-01-12	-2800	0.1094
Buxton	2022-01-12	-146200	0.1085
Buxton	2022-01-12	-19006	0.1054
Buxton	2022-01-12	-32810	0.1054
Buxton	2022-01-11	-8336	0.1148
Aleksei Chernyshev	2022-01-04	20	0.12
Thomas Gitter	2022-01-04	10000	0.126
Thomas Gitter	2022-01-04	15000	0.123
Israel Larraondo Perez	2021-12-31	5968	0.12
Israel Larraondo Perez	2021-12-31	12500	0.12
Buxton	2021-12-30	274836	0.1217
Israel Larraondo Perez	2021-12-30	6532	0.12
James Jonathan Josey	2021-12-30	15000	0.12
James Jonathan Josey	2021-12-30	5000	0.1224
James Jonathan Josey	2021-12-30	8000	0.1225
Buxton	2021-12-29	87316	0.1223
Buxton	2021-12-29	3000	0.1225
Buxton	2021-12-29	-1429	0.1199
James Jonathan Josey	2021-12-29	20600	0.124
Alex Wounlund	2021-12-23	18998	0.16
Thomas Gitter	2021-12-22	24000	0.16
James Jonathan Josey	2021-12-22	12822	0.16
James Jonathan Josey	2021-12-22	11578	0.166
Victor Pardo	2021-12-10	2000	0.165
Buxton	2021-12-02	100	0.188

(d)	N/A.

(e)	N/A.

Item 7.	Material to Be Filed as Exhibits

Item 7 of Schedule 13D is hereby amended and restated in its entirety to read as follows:

1.	Joint Filing Agreement

2.	Letter - January 31, 2022 (to the Issuer re: Interest Disclosure)

3.	Letter - January 31, 2022 (to the Issuer re: Additional Violation)

4.	Letter - January 25, 2022 (to the Issuer)

5.	Letter - January 19, 2022 (to the Issuer)

6.	Letter - January 15, 2022 (to the Issuer)

7.	Letter - November 12, 2021 (to the Issuer's Resigning Senior Vice President of Finance)

8.	Letter - November 12, 2021 (to the Issuer)

9.	Letter - November 5, 2021 (to the Issuer)

10.	Letter - November 5, 2021 (to the Issuer's Counsel)

11.	Letter - October 22, 2021 (to the U.S. Securities and Exchange Commission)

12.	Letter - October 22, 2021 (to the Issuer)

13.	Letter - October 14, 2021

14.	Letter - September 14, 2021

15.	Letter - August 17, 2021

16.	Letter - August 5, 2021

17.	Letter - August 2, 2021

18.	Letter - July 7, 2021

19.	Letter - June 1, 2021

20.	Letter - May 20, 2021

21.	Letter - March 10, 2021

Schedule A

Schedule A of Schedule 13D is hereby amended and restated in its entirety to read as follows:

Name	Principal Business Address or Residence	Principal Occupation or Employment/ Principal Business	Citizenship
Valerii Mansurov	Russia, Ufa city, Richard Zorge 64, 14	Construction Consultant Address: Russia, Ufa, Shota Rustaveli 9	Russia
Thomas Gitter	17 Parklawn Place, Madison, WI 53705	Retired	USA
Vladimir Kovalenko	246700 Pskov Pushkina street 611/1 Russia	Investor (Self-Employed)	Russia
Kharkov Aleksandr Sergeevich	630550, OBL NOVOSIBIRSKAIA, R-N NOVOSIBIRSKII, S pazdolnoe, PER ZELENYI, DOM 28	Investor (Self-Employed)	Russia
Elena Tsygankova	Moscow Rusakovskaya street 31	Financial Advisor	Russia
Daniliuk Kirill Vladimirovich	125315,G MOSKVA,PR-KT LENINGRADSKII,DOM 74/6,KV 76	Retired	Russia
James Paul Carey	881 Southerford Avenue, Dayton, OH 45429	Patent Lawyer at Mane, Inc. Address: 2501 Henkle Drive, Lebanon, OH 45036	USA
James Jonathan Josey	5319 Carolwood Drive, Jackson, MS 39211	Deputy CFO at The Molpus Woodlands Group, LLC Principal Business: Timber Investment Address: 858 North Street, Jackson, MS 39211	USA
Roman Dontsov Valentinovich	350005 Russia, Krasnodar, Alexandra Pokryshkina street 2 /2 apartment 416	Investor (Self-Employed)	Russia
Zavolozhin Sergey Vladimirovich	Russia, Novosibirsk region, R, P Koltsovo 28	Investor (Self-Employed)	Russia
Victor Pardo	11 Threepence Drive, Melville, NY 11747	Audio Engineer at Self-Employed Address: 1100 Haff Avenue, North Bellmore, NY 11710	USA
Alexey Evgeneevich Ilinykh	Russia Perm City 17-56 Yaltinskaya Street	Engineer (Self-Employed) Principal Address: 46 Zagorodnaya Str. Svobodny, Amur Region, 676455	Russia
Alexey Isaev	Russian Federation. Moscow. Fryazevskaya street house 11.	Investor (Self-Employed)	Russia
Alexander Koch	Jakob-Kaiser-Str. 14A, D-49088 Osnabrueck, Germany	Self-Employed	Germany
Kimberly Tully	4 South Deer Place, Hainesport, NJ 08036	Self-Employed (Consultant)	USA
Edgard Gafurov	Russia Novocheboksarsk Vostochnaya street, house 1, building 2, apartment 54	Investor (Self-Employed)	Russia
Pradeep Vasudeva Kadambi	2764 Tartus Dr., Jacksonville, FL 32246 USA	Doctor (Self-Employed)	USA
Israel Larrondo	Medinaceli, 6, 6. 28660. Boadilla del Monte. Madrid. Spain	Renewable Energy Technician at PEMOG Principal Business: Energy Address: Juan Carlos I. 31. 28660. Boadilla del Monte. Madrid. Spain.	Spain
Joan I. Barry Revocable Trust (Dtd. 12/13/13)	3313 S. Victoria Drive, Blue Springs, MO 64015	Retired	USA
Victor Viktorovich Borodaenko	Apt. 50, 16, k.3 15 Parkovaya street., Moscow, 105203, the Russian Federation	Principal Occupation: Auditor at LLC "TNF" Address: 4 bld. 2, Presnenskaya Embankment, Moscow, 123112, the Russian Federation	Russia
Janice J. O'Connor	12808 S. Outer Belt Road, Lone Jack, MO 64070	Retired	USA
Yushenkova Olga Petrovna	Russia, Ryazan,Moscovskoe shosse d.33/4 kv.435	Investor (Self-Employed)	Russia
Denis Baykin	140492, Russia, Moscow region, Kolomensky district, village Zarudnya, house 43, apartment 32	Principal Occupation: Sales Associate at OOO "Garmoniya" Address: 141006, Russia, Moscow region, the city of Mytishchi, Sharapovsky proezd, possession 2	Russia
Vanik Petrosian	Ul Vodopoinaia, d 19, kv 178, 357748, g Kislovodsk, Stavropolskii krai	Retired	Russia
Richard Barry	4532 Saint James Drive, Plano TX 75024	IT Management at United Surgical Partners Incorporated Principal Business: Ambulatory Surgery Services Address: 5601 Warren Parkway Frisco Texas, 75034	USA
Igor Gnativ	620026 Sverdlovsk region Yekaterinburg Decembrists 45-297	Entrepreneur/Investor	Russia
Alex Peter Wounlund	Bredholtvej 8, 2650 Hvidovre, Denmark	Key Account Manager at GlobalConnect Principal Business: Fiber Network Address: Havneholmen 6, 2450 Copenhagen, Denmark	Denmark
Carleen Walsh	640 Lincoln Avenue, Sayville, N.Y. 11782	Self-Employed (Investor)	USA
Mary Dunne	54 Hicks Street, Brooklyn, NY 11201	Retired	USA
Aleksandr Aleksandrovich Morozov	Russian Federation, Nadym Yamal-Nenets St. Zvereva 50 kV.187	Self-Employed (Investor)	Russia
Andrew Gruber	215 Pleasant Street, Arlington MA 02476	Engineer at Qualcomm Principal Business: Wireless Technology Address: 5775 Morehouse Drive, San Diego CA 92121	USA
Ryzhov Evgenii Nikolaevich	Russian Federation, Resp Tatarstan, R-N Bugulminskii, G Bugulma, Ul Iuriia Gagarina, Dom 72	Self-Employed (Mechanical Engineering Work)	Russia
Chris Tichenor	400 Redding Road, Lexington, KY 40517	Retired	USA
Oksana Dmitrievna Trofimova	Apt. 31, 5a Zavodskaya str, the town of Nadym, Yamalo-Nenets Autonomous Okrug, 629735, the Russian Federation	Self-Employed (Writer)	Russia
Aleksei Chernyshev	Moscow, str. Makarenko, 9-18	Principal Occupation: Chief Mechanic at OOO "Fakel Plus" Address: 399148, Lipetsk region, the village of Maly Khomutets, str. Lenina, house 63	Russia
David Lamb	13560 NW Springville Road, Portland, OR 97229	Digital Design Engineer at Skyworks Solutions, Inc. Principal Business: Semiconductors Address: 1600 NW Compton Drive, Suite 300, Hillsboro, OR 97006	USA
Aleksei Gudz	Apt. 74, 101 Goroda Volos street, Rostov on Don city, 344000, the Russian Federation	Principal Occupation: Office Manager Employer: PJSC VTB Bank Address: 91/258 Budennovsky Avenue, Rostov on Don city, 344018, the Russian Federation	Russia
Petr Hoferek	9516 Park Drive, Unit 206, Omaha, NE 68127	Inventory Control at PAK Global LLC Principal Business: Industrial Fabrics and Hardware Address: 2528 South 156th Circle, Omaha, NE 68130	USA
John V. Barry Revocable Trust (Dtd. 12/13/13)	3313 S. Victoria Drive, Blue Springs, MO 64015	Retired	USA
Vadim Anatolievich Osetrov	Art.5, 62 sheksninskaya str., Volgograd, 400094	Principal Occupation: Mechanic (Self-Employed)	Russia
Nepiyvoda Kirill Nikolaevich	Russia, Kaluga, Duminichi, Molodezhnaya street 5a, 249300.	Self-Employed (Investor)	Russia

Schedule B

Schedule B of Schedule 13D is hereby amended and restated in its entirety to read as follows:

Name	Aggregate Number of Shares Owned	Percentage of Class	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Valerii Mansurov	620,000	0.7%	620,000	0	620,000	0
Thomas Gitter	498,137	0.6%	0	498,137	0	498,137
Vladimir Kovalenko	370,183	0.4%	370,183	0	370,183	0
Kharkov Aleksandr Sergeevich	265,000	0.3%	265,000	0	265,000	0
Elena Tsygankova	228,000	0.3%	0	228,000	0	228,000
Daniliuk Kirill Vladimirovich	193,000	0.2%	193,000	0	193,000	0
James Paul Carey	180,000	0.2%	180,000	0	180,000	0
James Jonathan Josey	168,600	0.2%	168,600	0	168,600	0
Roman Dontsov Valentinovich	135,212	0.2%	135,212	0	135,212	0
Zavolozhin Sergey Vladimirovich	130,430	0.2%	130,430	0	130,430	0
Victor Pardo	123,705	0.1%	123,705	0	123,705	0
Alexey Evgeneevich Ilinykh	121,388	0.1%	121,388	0	121,388	0
Alexey Isaev	121,347	0.1%	121,347	0	121,347	0
Alexander Koch	120,000	0.1%	120,000	0	120,000	0
Kimberly Tully	110,961	0.1%	110,961	0	110,961	0
Edgard Gafurov	106,512	0.1%	106,512	0	106,512	0
Pradeep Vasudeva Kadambi	101,900	0.1%	101,900	0	101,900	0
Israel Larrondo	94,628	0.1%	94,628	0	94,628	0
Joan I. Barry Revocable Trust (Dtd. 12/13/13)	93,000	0.1%	93,000	0	93,000	0
Victor Viktorovich Borodaenko	88,651	0.1%	88,651	0	88,651	0
Janice J. O'Connor	84,000	0.1%	84,000	0	84,000	0
Yushenkova Olga Petrovna	77,699	0.1%	77,699	0	77,699	0
Denis Baykin	77,000	0.1%	77,000	0	77,000	0
Vanik Petrosian	74,300	0.1%	74,300	0	74,300	0
Richard Barry	72,285	0.1%	72,285	0	72,285	0
Igor Gnativ	66,651	0.1%	66,651	0	66,651	0
Alex Peter Wounlund	66,016	0.1%	66,016	0	66,016	0
Carleen Walsh	64,654	0.1%	64,654	0	64,654	0
Mary Dunne	64,347	0.1%	64,347	0	64,347	0
Aleksandr Aleksandrovich Morozov	61,499	0.1%	61,499	0	61,499	0
Andrew Gruber	60,000	0.1%	60,000	0	60,000	0
Ryzhov Evgenii Nikolaevich	56,000	0.1%	56,000	0	56,000	0
Chris Tichenor	54,000	0.1%	54,000	0	54,000	0
Oksana Dmitrievna Trofimova	50,547	0.1%	50,547	0	50,547	0
Aleksei Chernyshev	50,020	0.1%	50,020	0	50,020	0
David Lamb	47,632	0.1%	47,632	0	47,632	0
Aleksei Gudz	45,106	0.1%	45,106	0	45,106	0
Petr Hoferek	45,100	0.1%	45,100	0	45,100	0
John V. Barry Revocable Trust (Dtd. 12/13/13)	44,000	0.1%	44,000	0	44,000	0
Vadim Anatolievich Osetrov	42,168	0.0%	42,168	0	42,168	0
Nepiyvoda Kirill Nikolaevich	26,000	0.0%	26,000	0	26,000	0

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BUXTON HELMSLEY HOLDINGS, INC.

By:	/s/ Alexander E. Parker	January 31, 2022
Name:	Alexander E. Parker
Title:	Director

THE BUXTON HELMSLEY GROUP, INC.

By:	/s/ Alexander E. Parker	January 31, 2022
Name:	Alexander E. Parker
Title:	Senior Managing Director

ALEXANDER E. PARKER

By:	/s/ Alexander E. Parker	January 31, 2022
Name:	Alexander E. Parker

VALERII MANSUROV

By:	*/s/ Valerii Mansurov	January 26, 2022
Name:	Valerii Mansurov

THOMAS GITTER

By:	*/s/ Thomas Gitter	January 26, 2022
Name:	Thomas Gitter

VLADIMIR KOVALENKO

By:	*/s/ Vladimir Kovalenko	January 26, 2022
Name:	Vladimir Kovalenko

KHARKOV ALEKSANDR SERGEEVICH

By:	*/s/ Kharkov Aleksandr Sergeevich	January 26, 2022
Name:	Kharkov Aleksandr Sergeevich

ELENA TSYGANKOVA

By:	*/s/ Elena Tsygankova	January 26, 2022
Name:	Elena Tsygankova

DANILIUK KIRILL VLADIMIROVICH

By:	*/s/ Daniliuk Kirill Vladimirovich	January 26, 2022
Name:	Daniliuk Kirill Vladimirovich

JAMES PAUL CAREY

By:	*/s/ James Paul Carey	January 26, 2022
Name:	James Paul Carey

JAMES JONATHAN JOSEY

By:	*/s/ James Jonathan Josey	January 26, 2022
Name:	James Jonathan Josey

ROMAN DONTSOV VALENTINOVICH

By:	*/s/ Roman Dontsov Valentinovich	January 26, 2022
Name:	Roman Dontsov Valentinovich

ZAVOLOZHIN SERGEY VLADIMIROVICH

By:	*/s/ Zavolozhin Sergey Vladimirovich	January 26, 2022
Name:	Zavolozhin Sergey Vladimirovich

VICTOR PARDO

By:	*/s/ Victor Pardo	January 26, 2022
Name:	Victor Pardo

ALEXEY EVGENEEVICH ILINYKH

By:	*/s/ Alexey Evgeneevich Ilinykh	January 26, 2022
Name:	Alexey Evgeneevich Ilinykh

ALEXEY ISAEV

By:	*/s/ Alexey Isaev	January 26, 2022
Name:	Alexey Isaev

ALEXANDER KOCH

By:	*/s/ Alexander Koch	January 26, 2022
Name:	Alexander Koch

KIMBERLY TULLY

By:	*/s/ Kimberly Tully	January 26, 2022
Name:	Kimberly Tully

EDGARD GAFUROV

By:	*/s/ Edgard Gafurov	January 26, 2022
Name:	Edgard Gafurov

PRADEEP VASUDEVA KADAMBI

By:	*/s/ Pradeep Vasudeva Kadambi	January 26, 2022
Name:	Pradeep Vasudeva Kadambi

ISRAEL LARRONDO

By:	*/s/ Israel Larrondo	January 26, 2022
Name:	Israel Larrondo

JOAN I. BARRY REVOCABLE TRUST (DTD. 12/13/13)

By:	*/s/ Janice J. O'Connor	January 26, 2022
Name:	Janice J. O'Connor
Title:	Co-Trustee

VICTOR VIKTOROVICH BORODAENKO

By:	*/s/ Victor Viktorovich Borodaenko	January 26, 2022
Name:	Victor Viktorovich Borodaenko

JANICE J. O'CONNOR

By:	*/s/ Janice J. O'Connor	January 26, 2022
Name:	Janice J. O'Connor

YUSHENKOVA OLGA PETROVNA

By:	*/s/ Yushenkova Olga Petrovna	January 26, 2022
Name:	Yushenkova Olga Petrovna

DENIS BAYKIN

By:	*/s/ Denis Baykin	January 26, 2022
Name:	Denis Baykin

VANIK PETROSIAN

By:	*/s/ Vanik Petrosian	January 26, 2022
Name:	Vanik Petrosian

RICHARD BARRY

By:	*/s/ Richard Barry	January 26, 2022
Name:	Richard Barry

IGOR GNATIV

By:	*/s/ Igor Gnativ	January 26, 2022
Name:	Igor Gnativ

ALEX PETER WOUNLUND

By:	*/s/ Alex Peter Wounlund	January 26, 2022
Name:	Alex Peter Wounlund

CARLEEN WALSH

By:	*/s/ Carleen Walsh	January 26, 2022
Name:	Carleen Walsh

MARY DUNNE

By:	*/s/ Mary Dunne	January 26, 2022
Name:	Mary Dunne

ALEKSANDR ALEKSANDROVICH MOROZOV

By:	*/s/ Aleksandr Aleksandrovich Morozov	January 26, 2022
Name:	Aleksandr Aleksandrovich Morozov

ANDREW GRUBER

By:	*/s/ Andrew Gruber	January 26, 2022
Name:	Andrew Gruber

RYZHOV EVGENII NIKOLAEVICH

By:	*/s/ Ryzhov Evgenii Nikolaevich	January 26, 2022
Name:	Ryzhov Evgenii Nikolaevich

CHRIS TICHENOR

By:	*/s/ Chris Tichenor	January 26, 2022
Name:	Chris Tichenor

OKSANA DMITRIEVNA TROFIMOVA

By:	*/s/ Oksana Dmitrievna Trofimova	January 26, 2022
Name:	Oksana Dmitrievna Trofimova

ALEKSEI CHERNYSHEV

By:	*/s/ Aleksei Chernyshev	January 26, 2022
Name:	Aleksei Chernyshev

DAVID LAMB

By:	*/s/ David Lamb	January 26, 2022
Name:	David Lamb

ALEKSEI GUDZ

By:	*/s/ Aleksei Gudz	January 26, 2022
Name:	Aleksei Gudz

PETR HOFEREK

By:	*/s/ Petr Hoferek	January 26, 2022
Name:	Petr Hoferek

JOHN V. BARRY REVOCABLE TRUST (DTD. 12/13/13)

By:	*/s/ Janice J. O'Connor	January 26, 2022
Name:	Janice J. O'Connor
Title:	Co-Trustee

VADIM ANATOLIEVICH OSETROV

By:	*/s/ Vadim Anatolievich Osetrov	January 26, 2022
Name:	Vadim Anatolievich Osetrov

NEPIYVODA KIRILL NIKOLAEVICH

By:	*/s/ Nepiyvoda Kirill Nikolaevich	January 26, 2022
Name:	Nepiyvoda Kirill Nikolaevich

*By:	/s/ Alexander E. Parker	January 31, 2022
Name:	Alexander E. Parker
Title:	Attorney-in-Fact